COMMON STOCK PURCHASE AGREEMENT


                                   among


                            COMPUDYNE CORPORATION



               CERTAIN OF THE SHAREHOLDERS OF TIBURON, INC.

                                    and

                                TIBURON, INC.


                              TABLE OF CONTENTS


ARTICLE I SALE AND TRANSFER OF THE STOCK
     1.1   Agreement to Purchase and Sell
     1.2    The Sellers' Representative



ARTICLE II PURCHASE PRICE
     2.1    Purchase Price
     2.2    Preliminary Purchase Price
     2.3    Closing Date Balance Sheet of the Company
     2.4    Payment of Purchase Price
     2.5    Allocation and Distribution of Purchase Price

ARTICLE III CLOSING
     3.1    Time and Place
     3.2    Deliveries at the Closing
     3.3    Payment at the Closing

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS
     4.1    Corporate Organization
     4.2    Capitalization; Ownership of Stock
     4.3    No Subsidiaries
     4.4    Authorization; Binding Agreement
     4.5    Financial Statements and Undisclosed Liabilities
     4.6    Inventory
     4.7    Taxes
     4.8    Environmental, Health and Safety Matters
     4.9    Title to and Condition of Assets
     4.10   Conduct of the Business
     4.11   Patents, Trade Names, Trademarks and Copyrights
     4.12   Contracts
     4.13   Litigation
     4.14   Insurance
     4.15   Employee Benefit Plans
     4.16   Personnel
     4.17   Governmental and Other Approvals
     4.18   Accounts Receivable
     4.19   Brokerage
     4.20   Labor Relations
     4.21   Product Defects
     4.22   Corporate Name
     4.23   Prepayment of Liabilities
     4.24 Compliance With the Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws
     4.25   Insider Interests
     4.26   Disclosure
     4.27   No Material Change

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER
     5.1    Authorization; Binding Effect
     5.2    No Conflicts, etc.
     5.3    Ownership of Stock

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     6.1    Corporate Organization
     6.2    Authorization; Binding Effect
     6.3    No Conflicts, etc.
     6.4    Brokerage

ARTICLE VII COVENANTS
     7.1    Access to Properties and Records
     7.2    Furnishing Information; Announcements
     7.3    Supplements to Schedules
     7.4    Further Assurances
     7.5    Conduct of Business of the Company Prior to the Effective
            Date
     7.6    Consents
     7.7    Filings
     7.8    Title Insurance
     7.9    Consents Under Financing Documents
     7.10   Employment of the Company Employees

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
     8.1    Representations and Warranties True
     8.2    Seller's Performance
     8.3    Opinion of Counsel to the Sellers
     8.4    Absence of Litigation
     8.5    Resignation of Directors
     8.6    Certificates
     8.7    Non-Compete Agreements
     8.8    Draft Closing Date Balance Sheet
     8.9    Waivers of Claims Against the Company
     8.10   Consent of Purchaser's Lenders
     8.11   Evidence of Non-Competition and Confidentiality]
     8.12   No Material Adverse Change
     8.13   No Additional Shares of Common Stock

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
     9.1    Representations and Warranties True
     9.2    The Purchaser's Performance
     9.3    Opinion of the Purchaser's Counsel
     9.4    Certificates
     9.5    Absence of Litigation

ARTICLE X TERMINATION
     10.1   Termination of the Agreement
     10.2   Effect of Termination

ARTICLE XI MISCELLANEOUS
     11.1   Expenses
     11.2   Survival of Representations and Warranties
     11.3   Indemnification
     11.4   Section 338(h)(10) Election and Allocation
     11.5   Headings
     11.6   Notices
     11.7   Assignment
     11.8   Complete Agreement
     11.9   Amendments and Waivers
     11.10  Time of Essence
     11.11  Counterparts
     11.12  Parties in Interest
     11.13  Accounting Terms
     11.14  Governing Law
     11.15  Mediation of Disputes
     11.16  Knowledge Qualifiers

SCHEDULES


EXHIBITS

              COMMON STOCK PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT, dated as of the 10th day of May, 2001 (the "Agreement"), by and among CompuDyne Corporation, a Nevada Corporation (the "Purchaser") with its principal office at 7249 National Drive, Hanover, Maryland 21076, Tiburon, Inc., a Virginia corporation (the "Company") with its principal office at 39350 Civic Center Drive, Fremont, CA 94538, and each of the persons designated as the Sellers on the signature page of this Agreement (collectively the "Sellers").

                           W I T N E S S E T H:

     WHEREAS, the Sellers are the record holders and beneficial owners of shares of common stock of the Company, par value $0.10 per share (hereinafter, the "Common Stock"); and

     WHEREAS, the Sellers desire to sell and the Purchaser desires to purchase the Sellers' shares of Common Stock of the Company;

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

                                 ARTICLE I
                       SALE AND TRANSFER OF THE STOCK.

     1.1 Agreement to Purchase and Sell. The Purchaser agrees to buy from each of the Sellers who will participate in the sale portion of the transactions contemplated by this Agreement (the "Participating Sellers", who are identified on Exhibit 1.1 to this Agreement) and each of the Participating Sellers agrees to sell to the Purchaser, on the Closing Date, as defined in Section 3.1, such Participating Seller's pro rata share of a total of 625,000 Shares of Common Stock, par value $0.10, (such total number of shares of Common Stock being referred to herein as the "Shares"). Each Participating Seller's pro rata share of the Shares shall be equal to the number of shares of Common Stock owned by the Participating Seller which is set forth opposite the name of that Participating Seller on Exhibit 1.1 hereto (the "Participating Seller's Shares") divided by the sum of (i) the total number of Participating Seller's Shares owned by all of the Participating Sellers and (ii) the total number of shares tendered by the holders of the Company's
Common Stock (other than the Sellers) in response to the Purchaser's tender offer made as provided in Section 7.14 hereof.

     1.2 Agreements Regarding Merger. The Purchaser's obligations under this agreement are contingent upon the execution by each of the Sellers of an agreement ("Stockholders Agreement"), substantially in the form as set forth in Exhibit 1.2A hereto, by which each Seller agrees to vote all of each such Seller's shares of the Company's Capital Stock in favor of a merger of the Company into a wholly-owned subsidiary of the Purchaser (the "Merger"), pursuant to an Agreement and Plan of Merger in form and substance substantially as set forth in Exhibit 1.2B attached hereto (the "Merger Agreement").


                                ARTICLE II
                              PURCHASE PRICE

     2.1 Purchase Price. In consideration for the Shares, the Purchaser will pay a total purchase price (the "Purchase Price") of Three Million Dollars ($3,000,000) in immediately available funds. Such payment of the Purchase Price will be made on the Closing Date. The specific amount of the Purchase Price payable to each of the Participating Sellers shall be determined by multiplying $4.80 by the aggregate number of shares sold to the Purchaser by that Participating Seller.


                                 ARTICLE III
                                  CLOSING

     3.1 Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of the Purchaser, 7249 National Drive, Hanover, Maryland, on or about June 15, 2001. Subject to the provisions of Article X, failure to consummate the transactions contemplated by this Agreement on the date determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement, but the Closing will occur as soon as practicable. The date on which the Closing is scheduled to occur is referred to herein as the "Closing Date".

     3.2 Deliveries at the Closing. Subject to the provisions of Articles VIII, IX and X hereof, at the Closing:

          (a) There shall be delivered to the Purchaser and Ober, Kaler, Grimes & Shriver, counsel for the Sellers, the opinions, certificates and other documents and instruments provided to be delivered under Articles VIII and IX hereof.

          (b) Each Participating Seller shall deliver to the Purchaser stock certificates representing the Shares owned by such Participating Seller, free and clear of liens, encumbrances and claims, together with executed stock or other transfer powers sufficient to transfer those Shares to the Purchaser on the Company's stock transfer books and any spousal consents or waivers required to effectuate the transfer of the stock to the Company.

     3.3 Payment at the Closing. At the Closing, the Purchaser shall deliver to the Participating Sellers the Purchase Price.


                                ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPALS

     Except as set forth on the disclosure letter delivered by the Company and the Principals, defined below, prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company, Bruce Kelling ("Kelling"), and Thomas Dewey ("Dewey"; Kelling and Dewey are referred to together as the "Principals"), jointly and severally, represents and warrants to the Purchaser as of the date hereof as follows. All references to schedules in this Article IV are intended as references to Schedules of the Company Disclosure Letter:

     4.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has full power and authority (corporate and other) to own, operate and lease its properties and to conduct its business in the manner in which and in the places where such properties are owned, operated or leased and such business is now conducted or proposed to be conducted. The Company is not in breach of any provision of either of its articles of incorporation or by-laws, complete and accurate copies of which are attached as Exhibit 4.1. The minute books containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors, the stock certificate books and the stock record books of the Company are correct and complete.

     The Company is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 4.1, and there is no jurisdiction not so listed in which the ownership of the Company's properties or the conduct of its business requires such qualification in which the failure to so qualify would have a material adverse effect on the Company's business or results of operations.

     The Company has not received any written notice within the last three years from the Secretary of State or comparable official of any jurisdiction to the effect that the Company is required to be qualified or otherwise authorized to do business therein, in which jurisdiction the Company has not qualified or obtained such authorization.

     4.2 Capitalization; Ownership of Stock. The authorized capital stock of the Company consists of twenty million (20,000,000) shares of Common Stock, par value $0.10, four million six hundred forty five thousand seventeen (4,645,017) shares of which are issued and outstanding, two million forty nine thousand seven hundred fifty eight (2,049,758) shares of which are reserved for issuance upon the exercise of conversion rights, options or warrants and none of which are held as treasury shares, and ten thousand (10,000) shares of 1997 6.0% Cumulative Convertible Preferred stock, par value $100.00 (the "6.0% Preferred Stock"), three thousand three hundred thirty four (3,334) shares of which are outstanding and none of which are treasury shares, twenty five thousand (25,000) shares of 6.5% Cumulative Convertible Preferred Stock, par value $100.00 (the "6.5% Preferred Stock"), one thousand four hundred (1,400) shares of which are outstanding and none of which are treasury shares, and, subject to the completion of the closing under the 7.5% Cumulative Convertible Preferred Stock Purchase Agreement of even date herewith by and between the Company and the Purchaser ("Preferred Stock Purchase Agreement:"), five hundred twenty thousand eight hundred thirty three (520,833) shares of 7.5% Cumulative Convertible Preferred Stock, par value $5.76 (the "7.5% Preferred Stock"), all shares of which are outstanding, (collectively, the Common Stock and the various series of preferred stock are referred to as the "Capital Stock"). There are no other authorized shares of any other class. All outstanding shares of Capital Stock have been validly issued by the Company and are fully paid, non-assessable and free of preemptive rights. Except as set forth in Schedule 4.2, no shares of Capital Stock have been reserved for issuance for any purpose and there is no subscription, option, warrant, call, right, contract, commitment, understanding or arrangement relating to the issuance, sale or transfer by the Company of any shares of Capital Stock including any right of conversion or exchange under any outstanding security or other instrument other than the Stockholders Agreements of even date herewith between the Purchaser and the Sellers. The issuance and sale of all shares of Capital Stock have been in full compliance with all applicable federal and state securities laws. Each Seller holds of record the number of shares of Common Stock and Preferred Stock, if any, set forth next to his name in Schedule 4.2.

     4.3 No Subsidiaries. Except as set forth on Schedule 4.3, the Company has never owned, directly or indirectly, any capital stock or other equity of any corporation or had any direct or indirect equity or ownership interest in any other business entity. The Company is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

     4.4 Authorization; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and such action has been duly authorized by all necessary action by the Company's shareholders and board of directors. This Agreement constitutes and, when executed and delivered, each of the other agreements to which the Company is a party delivered or to be delivered to the Purchaser pursuant to this Agreement will constitute, the valid and binding obligation of the Company, enforceable against it in accordance with their respective terms.

     Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Company and the consummation of the transactions contemplated hereby do not and will not with the passage of time or the giving of notice or both:

          (a) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of the Company;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate or create in any person the right to accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which the Company is a party or by which it or any of its properties may be bound or affected; or

          (c) violate any order, writ, injunction, decree, judgment or ruling, or any law, rule or regulation of any court or governmental authority, federal, state, local or foreign, applicable to the Company or any of its properties, the violation of which would be material to the Company.

     4.5 Financial Statements and Undisclosed Liabilities. The Company has delivered to the Purchaser audited Balance Sheets, income statements, cash flow statements and statements of shareholder's equity for the fiscal years ended June 30, 1997, June 30, 1998, June 30, 1999 and June 30, 2000, and the notes to such financial statements, as prepared by the Company's accountants, PriceWaterhouse, n/k/a PricewaterhouseCoopers. The Company has also delivered to the Purchaser monthly balance sheets together with related statements of income, shareholders' equity and cash flow as of the end of each of the nine months ending March 31, 2001. All of such financial statements of the Company are referred to collectively as the "Financial Statements". The Financial Statements have been prepared from and are in accordance with the books and records of the Company, are true and correct and complete, and present fairly the financial condition, results of operations and, except with respect to unaudited interim financial statements, cash flows of the Company as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied during such periods, except as otherwise stated in such financial statements or on Schedule 4.5, and except to the extent that unaudited interim financial statements may be condensed or summary statements and may omit footnotes to the extent permitted by Rule 10.01(a)(5) of Regulation S-X of the Securities and Exchange Commission. Except as and to the extent reflected in the Financial Statements, the Company had at each such date no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due). The books of account and other financial records of the Company, all of which have been made available to the Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 (the "exchange Act"), including the maintenance of an adequate system of internal controls. Attached to
Schedule 4.5 are complete and correct copies of all letters from the Company's Auditors to the Company's board of directors or its audit committee during the 36 months preceding the execution of this Agreement, together with complete and correct copies of all responses thereto.

     4.6  [Intentionally Omitted]

     4.7  Taxes.

          (a) Except as disclosed on Schedule 4.7, the Company has filed all income, franchise, sales and other tax returns, declarations, statements and reports of every nature, including any schedule or attachment thereto and including any amendment thereof ("Tax Return") required to be filed by it accurately reflecting any and all taxes owing to the United States or any other government or any subdivision thereof, state or local, or any other taxing authority, and has paid in full or made or will make adequate provision as part of its current liabilities in the Financial Statements for the payment of all taxes with respect to all tax periods ending on or before the Closing Date (including penalties and interest) for which the Company has or may have liability, whether or not shown on any Tax Return. The Company has delivered or made available to the Purchaser copies of, and Schedule 4.7 contains a complete and accurate list of, all Tax Returns filed by the
Company since December 31, 1999.   Except as disclosed on Schedule 4.7,
there is no unassessed tax deficiency proposed or to the knowledge of the Company threatened against the Company. There are, and will hereafter be, no net tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Company with respect to any of the taxable periods ending on or before the Closing Date. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as disclosed on Schedule 4.7, no claim has ever been made to the Company by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (b) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign tax return of the Company for any period. To the Company's knowledge, the federal income tax returns of the Company have never been audited by the Internal Revenue Service. To the Company's knowledge, no state, local or foreign taxing authority has ever audited any tax return or report filed therewith by the Company. Proper amounts have been withheld by the Company from its employees, independent contractors and other third parties in compliance with the tax withholding provisions of all applicable federal, state, local, foreign and other laws, and timely deposits have been made of all payroll taxes due. Payment has been timely made by the Company of all estimated income taxes and other taxes of any kind due.

     The Company has not filed any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and will not be so obligated by reason of the transactions contemplated hereby, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to an underpayment of federal income tax to which Section 6662 of the Code applies. The Company is not a party to any tax allocation or sharing agreement. The Company has never been a member of an Affiliated Group within the meaning set forth in Section 1504(a) of the Code.

     4.8  Environmental, Health and Safety Matters

     Except as disclosed in Schedule 4.8:

          (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Company nor either of the Principals has any basis to expect, nor has any of them received, any actual or threatened order, notice, or other communication from (i) any governmental authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (b) There are no pending or, to the knowledge of the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Facility.

          (c) Neither the Company nor either of the Principals has any knowledge of or any basis to expect, nor has any of them, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (d) The Company has no Environmental, Health, and Safety Liabilities with respect to any Facility or, to the knowledge of the Company, with respect to (i) any Facility, or (ii) any property geologically or hydrologically adjoining any Facility.

          (e) There are no Hazardous Materials present on or in the Environment at any Facility or to the Company's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor, to the knowledge of the Company, any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility except in full compliance with all applicable Environmental Laws.

          (f) There has been no Release or, to the knowledge of the Company, Threat of Release, of any Hazardous Materials at or from any Facility, or to the knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other person.

          (g) The Company has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by the Company or any other person for whose conduct it is or may be held responsible, with Environmental Laws.

     As used in this Section 4.8 and Section 6.6, the following capitalized terms shall have the following meanings:

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

          (a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

          (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial, or inspection cost or expense (other than costs and expenses of routine inspections) arising under any Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any governmental authority or any other person) and for any natural resource damages; or

          (d) any other corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive
Environmental Response, Compensation, and Liability Act of 1980
("CERCLA").

     "Environmental Law" -- any statute, regulation or other legal requirement that requires or relates to:

          (a) advising appropriate authorities, employees, or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;


          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)  protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "Facilities" -- for purposes of Section 4.8, any real property, leasehold or other interest in real property currently or formerly owned or operated by the Company, including the tangible personal property being used or operated by the Company at the respective locations of the real property specified on Schedule 4.9; provided, that any representation or warranty with respect to any Facility shall be limited to the knowledge of the Company except to the extent related to the period during which the Company owned or operated the Facility; and for purposes of Section 6.6, any real property, leasehold or other interest in real property currently or formerly owned or operated by the Purchaser, including the tangible personal property being used or operated by the Purchaser at the respective locations of any real property owned or operated by the Purchaser.

     "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about, or from any of the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities.

     "Hazardous Materials" -- any substance that is or contains:

          (a)  any "hazardous substance" as now or hereafter defined in
Section 101(14) of the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C.
Section 9601 et. seq.) or any regulations promulgated under CERCLA.

          (b) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act, as amended ("RCRA") (42 U.S.C.
Section 6901 et. seq.) or any regulations promulgated under RCRA.


          (c) any substance now or hereafter regulated by the Toxic Substances Control Act, as amended ("TSCA") (15 U.S.C. Section 2601 et. seq.) or any regulations promulgated under TSCA.

          (d) petroleum, petroleum by-products, gasoline, diesel fuel, or other petroleum hydrocarbons.

          (e) asbestos and asbestos-containing material, in any form, whether friable or non-friable.

          (f)  polychlorinated biphenyls;

          (g)  lead and lead-containing materials;

          (h)  radon gas; or

          (i) any additional substance, material or waste on, under or related to any Facility which requires reporting, investigation or remediation under any Environmental Laws (as hereinafter defined), causes or threatens to cause a nuisance on such Facility or any adjacent premises or poses or threatens to pose a hazard to the health or safety of persons in or on such Facility or any adjacent premises; or which, if it emanated or migrated from such Facility, could constitute a trespass, or which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.

    "Occupational Safety and Health Law" -- any statute, regulation or other legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.

     "Release" -- any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

     "Representative" -- with respect to a particular person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

     "Threat of Release" -- a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     4.9 Title to and Condition of Assets. The Company has (i) good, valid and marketable title to all personal property relating to its operations, business or properties, which it purports to own, including, without limitation, Intellectual Property, as that term is defined in
Section 4.11 hereto, and (ii) to the knowledge of the Company, good, valid and marketable leasehold estates to the leasehold premises described on Schedule 4.9. All such properties which the Company purports to own are held free and clear of all title defects and any liens, pledges, claims, charges, security interests or other encumbrances and are not, in the case of real property, subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except, with respect to all such properties, real and personal, (a) as set forth in
Schedule 4.9, (b) liens for current taxes not yet due and assessments not in default and (c) other liens and encumbrances incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business. There are no claims adverse or challenges to the title or ownership of any property which the Company purports to own. Except as disclosed on Schedule 4.9, all personal property and all buildings, structures and fixtures used by the Company in the conduct of its business are in good operating condition (subject to normal maintenance and repair) and the Company has not received any notice of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of such property or structures or its use thereof.

     Schedule 4.9 lists each lease (which term shall include subleases) of real property to which the Company is a party, true copies of which leases (including all amendments thereof and modifications thereto) have been delivered to the Purchaser prior to the date hereof. All such leases are valid and binding obligations of the Company and in full force and effect; there are no material defaults by the Company or, to the knowledge of the Company, the lessors thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Company or, to the knowledge of the Company, the lessors thereunder. To the knowledge of the Company, no premises leased under any such lease are subject to any lien, encumbrance, easement, right of way, building or use restriction, exception, variance, reservation or limitation as might interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. No party to any such lease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to any such lease.

     Except as disclosed on Schedule 4.9, all assets other than motor vehicles owned, used, or operated by the Company are located at premises listed on Schedule 4.9.

     Except as disclosed on Schedule 4.9, to the knowledge of the Company, there is no existing, proposed or contemplated, plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of any real property owned or leased by the Company or that would prevent or hinder the continued use of such real property as heretofore used in the conduct of the business of the Company.
Except as disclosed on Schedule 4.9, to the knowledge of the Company there are no encroachments onto any such real property by any improvements on any adjoining property. To the knowledge of the Company there are no encroachments onto any adjoining property by any improvements on such real property that have an adverse impact on the present use of such adjoining property. There are no unpaid taxes, local improvement levies, assessments (special, general or otherwise) or bonds of any nature affecting any real property owned by the Company or any portion thereof. All covenants, conditions, restrictions, easements and similar matters affecting any real property owned by the Company have been complied with by the Company. Neither this Agreement nor anything provided to be done under this Agreement violates or will violate any contract, document, understanding, agreement, arrangement or instrument affecting any real property owned by the Company.

     4.10 Conduct of the Business. The Company is not a party to, or subject to or bound by, nor are any of its assets subject to or bound by, any agreement, oral or written, or any statute or any judgment, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body, which prohibits or adversely affects or, upon the consummation of the transactions contemplated hereby, would prohibit or adversely affect: (i) the use of any or all of the assets and property associated with, necessary to, or used or employed in the business of the Company, or (ii) the conduct of such business in the same manner as it has been conducted. Upon consummation of the transactions contemplated by this Agreement, the Company will continue to have all of the properties and rights necessary to conduct its business in all respects in the same manner and at the same production levels as such business has been conducted by it prior to the Closing.

     4.11 Intellectual Property. As used in this Agreement, "Intellectual Property" shall mean (a) all computer software (including without limitation, source code, data and related documentation), (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (c) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof, in whatever form or medium.

          (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property currently used in the operation of its business. With respect to Intellectual Property previously incorporated by the Company into its products, the Company owned or had the right to use pursuant to license, sublicense, agreement or permission such Intellectual Property at the time of its use by the Company. Except as set forth on Schedule 4.11(a), each item of Intellectual Property owned or used in connection with the Company's business immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The transactions contemplated in this Agreement will not require obtaining the consent of any person to permit the continued use of the Intellectual Property.
The Company has taken all commercially reasonable steps to maintain and protect each item of Intellectual Property that it owns or uses.

          (b) The Company, in operating its business, has not, to the knowledge of the Company, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company relating to its business.

          (c) Schedule 4.11(c) identifies each patent or registration, which has been issued to the Company, each trademark and service mark registered by the Company, and each copyright filed by the Company with respect to any of its Intellectual Property relating to its business, identifies each pending patent, trademark and service mark application or application for registration which the Company has made with respect to any of its Intellectual Property relating to the Company's business, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property relating to the Company's business. The Company has delivered to the Purchaser correct and complete copies of all such patents, trademarks, service marks, copyrights, registrations, applications, licenses, agreements, and permissions, as amended to date, and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.11(c) also identifies each trade name or unregistered trademark used by the Company or any of its affiliates in connection with the Company's business. With respect to each item of Intellectual Property required to be identified in Schedule 4.11(c), except as otherwise set forth in Schedule 4.11(c):

               (i) the Company possesses all right, title, and interest in and to the item, free and clear of any security interest, lien, encumbrance, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and


               (iv) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d) Schedule 4.11(d) identifies each item of Intellectual Property that any third party owns and that is used in connection with the Company's business pursuant to license, sublicense, agreement, or permission, other than license agreements for standard "shrink wrapped, off the shelf" commercially available products used by the Company.
The Company has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions. With respect to each item of Intellectual Property required to be identified in Schedule 4.11(d);

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, and binding obligation of the Company;

               (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, and binding, obligation of the Company following the Closing;

               (iii) neither the Company nor, to the knowledge of the Company, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or, to the knowledge of the Company, by any other person or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) with respect to each sublicense, to the knowledge of the Company the representations and warranties set forth in subsections
(a) through (d) above are true and correct with respect to the underlying license;

               (vi) to the knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (vii) to the knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

               (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

               (ix) to the knowledge of the Company, the transaction contemplated by this Agreement will not require obtaining the consent of any person relating to the continued use of the Intellectual Property by the Company or the Purchaser.

          (e) To the knowledge of the Company, the continued operation of the Company's business will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

          (f) The Company has no knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process that is material to the Company's business.

     4.12 Contracts. Schedule 4.12 lists and briefly describes all of the following contracts, commitments, plans, agreements, instruments, arrangements and understandings (written or oral), bids and proposals, including all amendments and supplements thereto, to which the Company is a party (whether or not legally bound thereby),:

          (a) Contracts or other understandings (whether oral or written) for or regarding the employment of any officer or employee, including, without limitation, terms, conditions and policies relating to vacation and sick days, severance pay and incentive, sales commissions and other bonuses which are not included in Schedule 4.16;

          (b) Collective bargaining agreements and any other agreement or contract with any labor union or other employees' association;

          (c) Leases and agreements relating to real or personal property;

          (d) Bonus, pension, profit-sharing, retirement, hospitalization, or insurance or similar plans or practices, formal or informal which are not included in Schedule 4.15;

          (e) Franchise, dealer, distribution, sales and agency contracts and commitments;

          (f) Contracts of sale and distribution agreements creating any obligation of the Company to sell or distribute services or products;

          (g) Guarantees and indemnities, direct or indirect, current or contingent of the obligations of customers or any other person or entity;

          (h) Contracts with suppliers, vendors, distributors, clients, customers or others for the future performance of services or provision of goods by or for the Company, and bids and proposals for such contracts and in each case, in the event that the contract is for the purchase of goods and services, involving an amount in excess of $50,000 and, in the event that the contract is for the provision of goods or services by the Company, involving an amount in excess of $250,000;


          (i)  Insurance policies;

          (j)  Advertising contracts and commitments;

          (k) Bank accounts, lock box and similar depository arrangements;

          (l) License agreements (as licensor or licensee) which are not included in Schedule 4.11;

          (m) Loan or credit agreements with lenders, real estate mortgages, indentures, pledges, conditional sale or title retention agreements, equipment obligations and leases, and lease purchase agreements;

          (n) Contracts purporting to limit the freedom of the Company or any of its employees to compete in any line of business or in any geographic area;

          (o)  Agreements concerning a partnership or joint venture;

          (p)  Agreements concerning confidentiality or noncompetition;

          (q) Agreements granting options or warrants to purchase shares of the Company's common stock. With respect to the agreements set forth in this subsection (q), Schedule 4.12 shall list the name of the holder of the option or warrant, the number of shares of the Company's common stock which such holder is entitled to purchase with the option or warrant and the exercise and vesting terms for each option or warrant.

          (r) Agreements relating to the issuance by the Company of preferred stock; and

          (s) Agreements relating to any and all outstanding performance and bid bonds.

     Except as set forth on Schedule 4.12, each contract, commitment, plan, agreement, instrument, arrangement, understanding, bid and proposal required to be listed in Schedule 4.12 is the valid and binding obligation of the Company and, to the knowledge of the Company, any other party thereto, enforceable in accordance with its respective terms and conditions.

     Except as set forth on Schedule 4.12, no contract required to be set forth on Schedule 4.12 requires the consent of any other person, in order to remain the binding obligation of such person, to the acquisition of the Shares by the Purchaser, and to the extent that such consent is required, such consent has been obtained and is in full force and effect.

     Except as set forth on Schedule 4.12, the Company is not a party to any lease relating to personal property which cannot be terminated by it, without penalty, on 30 days' notice.

     Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of or has failed in any material respect to perform any obligation under or repudiated any provision of any such contract, commitment, plan, agreement, instrument, arrangement, understanding, bid or proposal, and nothing has occurred which with lapse of time or the giving of notice or both would constitute a breach or default by the Company, or, to the knowledge of the Company, any other party thereto or which would cause acceleration of any obligation of the Company or, to the knowledge of the Company, any other party thereto or the creation thereunder of any lien, encumbrance or security interest in or upon the properties or assets of the Company. The Purchaser has been furnished with true copies of all items listed on Schedule 4.12 which are identified on
Schedule 4.12 as having been so furnished.

     Except as set forth on Schedule 4.12, there is no outstanding power of attorney executed on behalf of the Company.

     4.13 Litigation. Except as set forth on Schedule 4.13, there is no action, suit, claim, demand, investigation or proceeding pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or its business or which would in any way affect the transactions contemplated by this Agreement, and to the knowledge of the Company there is no basis for any of the foregoing. No order, writ, injunction or decree has been issued by or requested of any court or governmental agency which might result in any adverse change in the business, property or assets or in the condition, financial or otherwise, of the Company or which might adversely affect the transactions contemplated by this Agreement. The Company has not been subject to any bankruptcy or other insolvency proceedings.

     4.14 Insurance. The Company is and has been insured by insurers unaffiliated with the Company, with respect to its properties and businesses in such amounts and against such risks as are customary with respect to properties and businesses comparable to those of the Company.
Schedule 4.14 hereto lists all insurance policies (including title insurance) of the Company, showing (a) the issuer, (b) risk insured, (c) expiration date, (d) annual premium, (e) dollar amount of coverage and
(f) dollar amount of deductible or retention. The insurance coverage provided by such policies will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth on Schedule 4.14, at no time has the Company been denied any insurance or indemnity bond coverage which it has requested or made any material reduction in the scope or amount of, or paid a substantially increased premium for, or substantially increased any deductible under, any of its insurance coverage, and no insurance carrier has cancelled or reduced any insurance coverage for the Company or given any notice or other indication of its intention to do so.

     4.15 Employee Benefit Plans.    The execution, delivery and
performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a violation of, or give rise to any liability under, Title I of the Employee Retirement Income
Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") or Section 4975 of the Internal Revenue
Code of 1986, as amended (the "Code").   Schedule 4.15 contains a
complete and correct list of all "employee benefit plans" as defined by
Section 3(3) of ERISA, all specified fringe benefit plans as defined in
Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership (including, without limitation, the Tiburon, Inc. Employee Stock Ownership Plan), savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, including any Section 125 or so-called "cafeteria" plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto, that (i) is maintained or contributed to by the Company or any other corporation or trade or business controlled by, controlling, or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (an "ERISA Affiliate") or has been maintained or contributed to in the last six years by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, or service provider of the Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Schedule 4.15 identifies as such any Employee Plan that is a "Defined Benefit Plan" (as defined in Section 414(l) of the
          Code),

          a plan intended to meet the requirements of Section 401(a) of the Code,

          a "Multiemployer Plan" (as defined in Section 3(37) of ERISA), or a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

     Also set forth in Schedule 4.15 is a complete and correct list of all of the Company's ERISA Affiliates during the last six years. Except as set forth on Schedule 4.15, no such plan, policy, practice, agreement or arrangement has been previously maintained or contributed to by the Company whose "date of termination" (within the meaning of Section 4048 of ERISA) occurred after September 1, 1974.

     To the extent necessary or appropriate for the proper operation and administration of each of the Employee Plans, the participant and beneficiary records of each plan accurately state the employment history of each participant and beneficiary in connection with such plan and accurately state the data from which there may be calculated the benefits earned by and owed to each such person under such plan.

     With respect to each of the Employee Plans, the Company has delivered or has otherwise made available to Parent for inspection and copying, a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and to the extent applicable of: (i) the plan; (ii) any related trust agreement or other funding instrument; (iii) the most recent determination letter, if applicable; (iv) any summary plan description and other written communications (or a description of any oral communications) by the Company or its ERISA Affiliates to their employees concerning the extent of the benefits provided under the Employee Plans; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney disclosures of "loss contingencies" in response to an auditor's request for information.

     Except as set forth in Schedule 4.15:

          (a) None of the Employee Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a "defined benefit plan" as that term is defined in Section 3(35) of ERISA, no Employee Plan provides retiree welfare benefits, and neither the Company nor its ERISA Affiliates has any obligation to provide any retiree welfare benefits except as required under Section 4980B of the Code or part
6 of Title I of ERISA.

          (b) Neither any of the Employee Plans, nor any trust created thereunder nor any trustee or administrator thereof, has engaged in a transaction in connection with which any of the Employee Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Employee Plans or any such trust, could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code.

          (c) Full payment has been made of all amounts which the Company is required to pay under the terms of each of the Employee Plans pursuant to applicable law and GAAP, consistently applied, as a contribution to the Employee Plans as of the last day of the most recent fiscal year of each of the Employee Plans ended prior to the date of this Agreement and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. As to each of the Employee Plans to which Section 4021(a) of the Code applies, the present value of the assets of such plan equal or exceed the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan.


          (d) All reports, returns and disclosures relating to the Employee Plans required to be filed or distributed to participants have been timely filed or distributed in all material respects in compliance with applicable law.

          (e) Except as set forth on Schedule 4.15, other than claims in the ordinary course for benefits under the Employee Plans, there is no action, suit, claim or proceeding pending or to the knowledge of the Company threatened, nor does there exist any basis therefor, which would result in the imposition of any liability on any Employee Plan or on the Company with respect to any such plan.

          (f) Except as set forth on Schedule 4.15, each of the Employee Plans is intended to be and has been written to comply with all applicable laws, including but not limited to the Code and ERISA and has been interpreted, administered and operated in all material respects in accordance with the written Employee Plan documents, the respective summaries thereof provided to the employees of the Company and is in operational compliance in all material respects with all applicable laws and regulations.

          (g) Except as set forth on Schedule 4.15, as to each of the Employee Plans to which Section 401(a) of the Code applies, the plan is "qualified" within the meaning of Section 401 of the Code, each related trust is exempt from tax under Section 501(a) of the Code, and an application for a favorable determination letter for such plan as most recently amended (a copy of which application is appended to Schedule
4.15 as an exhibit) has been made to the Internal Revenue Service. To the knowledge of the Company, there are no factors which would adversely affect the qualified status of any such Employee Plan.

          (h) The Company has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and
(2) any applicable state statutes mandating health insurance continuation coverage for employees.

          (i) Except as set forth on Schedule 4.15, the consummation of the transactions contemplated hereby will not create or accelerate any right to receive benefits or the payment thereof under any Employee Plan.

          (j) Except as required under this Agreement or as set forth on Schedule 4.15, during the period from June 30, 2000 through the date hereof, there has not been (a) any acceleration, amendment or change of the period of exercisability or vesting of any Company Stock Options under the Option Plan (including any discretionary acceleration of the exercise periods or vesting by the Board of Directors or any committee thereof or any other persons administering an Option Plan) or authorization of cash payments in exchange for any Company Stock Options under such Option Plan, (b) any adoption or material amendment by the Company or any of its subsidiaries of any Employee Plans, except as required by law, or (c) any adoption of, or amendment to, or change in employee participation or coverage under, any Employee Plans which would increase materially the expense of maintaining such Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 2000. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, or cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company.

     4.16 Personnel.  Schedule 4.16 lists, to the extent not listed on
Schedule 4.15, all plans, contracts, agreements, programs and policies, whether written or oral, relating to, and all information referred to in, the following items: (a) all employment, savings, bonus, profit sharing, percentage compensation, deferred compensation, severance pay, pension, employee benefit, welfare and retirement plans, contracts and agreements in each such case with directors, officers or employees, all stock purchase and option plans, contracts and agreements, all consulting agreements, and all labor union and collective bargaining agreements, to which the Company is a party or is subject; (b) the names and current salaries of all directors, officers, and division managers of the Company; (c) the wage rates for non-salaried and non-executive salaried employees of the Company by classification; (d) any increase since June 30, 2000 in the compensation payable or to become payable by the Company, or any bonus, percentage compensation, service award or other similar benefit granted, made or accrued to the credit of, any officer, director, employee, agent or consultant thereof except for such as are payable to employees (other than officers and directors) pursuant to (i) regular compensation reviews in accordance with past practice (but not across the board general salary increases) or (ii) employment agreements in effect on June 30, 2000; (e) all group insurance programs in effect for employees of the Company; and (f) since June 30, 2000, any contribution to any profit sharing or other employee benefit plan. The Company is not in default with respect to any of its obligations listed above. Except as set forth in Schedule 4.16, the Company is not and will not be, by reason of anything done in connection with (or within a period of time measured from) the execution of this Agreement or the consummation of the transactions contemplated hereby, liable to any employees of the Company for any amount of severance pay or for any other payments which are or become payable in an increased amount by reason of the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.16, no employee of the Company has been paid compensation in any form or other amounts in any form where the payment has been discretionary and not pursuant to a binding legal obligation of the Company. To the knowledge of the Company, no officer, director, agent, employee, consultant or contractor of the Company is bound by any agreement that purports to limit the ability of such person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company or (ii) to assign to the Company or to any other person any rights to any invention, improvement or discovery.


     Except as set forth on Schedule 4.16, there are no accrued liabilities under any plans, programs, policies or practices maintained by the Company on behalf of any of its employees which are not provided for on the books of the Company and reflected in the March 31, 2001 Balance Sheet or which have not been fully (on an actuarial basis, or plan termination basis, where appropriate) provided for by insurance contracts, premiums on which are currently paid in full, or by contributions to one or more trusts established to fund the plan, program, policy or practice in question.

     The qualifications of each employee of the Company for employment under applicable immigration laws have been reviewed, a properly completed Form I-9 is on file with respect to each such employee, and the Company is in compliance with the Immigration Reform and Control Act of 1986, as amended.

     4.17 Governmental and Other Approvals.  Except as set forth on
Schedule 4.17 hereto, all requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all governmental authorities or other parties necessary for the Sellers to consummate the transactions contemplated by this Agreement will be obtained as of the Closing Date. Except as set forth on Schedule 4.17 hereto, the Company has all consents, authorizations, licenses, permits, orders, certificates, registrations or qualifications required under applicable law or regulation, federal, state and local, necessary to the ownership of all of its assets and to the operation of its business as presently conducted. ("Consent"). The Company's business has been, and is being, conducted in compliance with all applicable Consents, laws, ordinances, orders or other rules or regulations. Each Consent is valid and in full force and effect. To the Company's knowledge, no event has occurred or circumstance exists that may constitute or result directly or indirectly in a violation of any term or requirement of any Consent or in the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Consent. The Company has not received any notice or communication regarding any violation or potential violation of any Consent or regarding any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Consent. All applications required to have been filed for the renewal of each Consent have been duly filed in a timely basis. Neither the Company nor either Principal has any expectation that, based upon the operations of the Company to date, any customer, supplier or other person will not maintain its relationship with the Company as previously maintained and conducted after the date hereof and the Closing Date.

     4.18 Accounts; Accounts Receivable. The Company's Costs and Estimated Earnings in Excess of Billings ("Costs in Excess") and Billings in Excess of Costs and Estimated Earnings ("Billings in Excess") as reflected on the March 31, 2001 balance sheet have been properly calculated in accordance with GAAP and in a manner that is consistent with prior practices. To the Company's knowledge, (i) the underlying assumptions related to the cost to complete projects under contract as of such date are reasonable and (ii) any estimates related to the cost to complete projects under contract as of such date have been prepared in a manner to properly reflect the total costs to complete all such projects taken in the aggregate. The Purchaser acknowledges that material changes may occur in the estimates related to the cost to complete projects under contract and that materially adverse changes in such estimates have frequently occurred in connection
with completed projects.   All of the accounts receivable of the Company
arose in the ordinary course of business and represent accounts validly due for goods sold or services rendered and are validly incurred indebtedness on the part of those obligated thereon and are not subject to counterclaim or set-off other than with respect to credits which arose in the ordinary course of business.

     4.19 Brokerage. The Company has not dealt directly or indirectly with any broker or finder in connection with the transactions contemplated herein.

     4.20 Labor Relations. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company nor any basis therefor. There is no proceeding pending or, to the knowledge of the Company, threatened before the National Labor Relations Board that arises out of or pertains to the business of the Company nor any basis therefor. The Company has not experienced any work stoppage or other labor difficulty or any unionization attempt over the last five years except as set forth in Schedule 4.20. Except as set forth on Schedule 4.20, there is no discrimination charge (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority nor any basis therefor, and there is no labor strike or similar dispute or labor arbitration proceeding pending or to the knowledge of the Company or any Seller threatened against or involving the Company nor any basis therefor that arises out of or pertains to the business of the Company. There is no outstanding demand for union representation of employees of the Company. No representation question is pending before the National Labor Relations Board involving any attempt to organize a bargaining unit including any employees of the Company, and no labor grievance has been filed within the past 12 months with the Company that arises out of or pertains to its business. Except as set forth on Schedule 4.20, the Company is not a party to any collective bargaining agreement and is not currently negotiating a collective bargaining agreement with respect to its employees.

     4.21(a) Product Warranty. With the exception of breaches of contracts or warranties that are correctable and normally encountered in the ordinary course of business, each product and service licensed, manufactured, sold, leased, or delivered to a customer of the Company in connection with the Company's business has been provided in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and has no knowledge of any basis) for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 4.21(a), no product or service licensed, manufactured, sold, leased, or delivered in connection with the Company's business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of license, sale or lease. Schedule 4.21(a) sets forth the standard terms and conditions of license, sale or lease, including warranties, pursuant to which the Company licenses, sells or leases its products.

          (b) Product Liability. The Company presently has no liability (and, to the knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered in connection with the Company's business.

          (c) Product Defects. There is no defect in the design, source codes, production or manufacture of the software and/or other products currently manufactured or sold by the Company not correctable and normally encountered in the ordinary course of the Company's business which would or could reasonably be expected to adversely affect the safety, performance or quality of such products. There is no defect in the design, source codes, production or manufacture of the software and/or other products sold by the Company prior to the Closing Date not correctable and normally encountered in the ordinary course of the Company's business which would or could reasonably be expected to adversely affect the safety, performance or quality of such products. Except as set forth on Schedule 4.21, there are no warranties concerning the products sold by the Company either currently or prior to the Closing Date.

     4.22 Corporate Name. Except as disclosed on Schedule 4.22, (a) no other person or business has received from the Company the right to use, nor is there any person or business using, any corporate name of the Company, any tradename set forth in Schedule 4.11, or any variant thereof, singly or in combination with any other term, and (b) no person or business has attempted to restrain the Company from using any such name or any variant thereof, singly or in combination with any other term.

     4.23 Prepayment of Liabilities. Except as disclosed on Schedule 4.23, the Company has no liability for borrowed money which cannot be prepaid at any time without penalty.

     4.24 Compliance With the Foreign Corrupt Practices Act and
Export Control and Anti-Boycott Laws

          (a) The Company and, to the knowledge of the Company, its directors, officers, employees, agents, contractors and other representatives have not, to obtain or retain business, directly or indirectly made any illegal contribution, gift, bribe, rebate, payoff, influence, payment, kickback, or other payment to:

          (i) any person who is an official, officer, agent, employee or representative of any governmental body, or of any existing or prospective customer (whether government-owned or non-government-owned);

          (ii) any political party or official thereof;

          (iii) any candidate for political or political party office; or

          (iv) any other individual or entity.

          (b) Except as set forth on Schedule 4.24, the Company has made all payments to third parties by check mailed to such third parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

          (c) Each transaction is properly and accurately recorded on the books and records of the Company, and each document on which entries in the Company's books and records are based is complete and accurate in all respects. The Company maintains a system of internal accounting controls adequate to insure that the Company maintains no off-the-books accounts and that the Company's assets are used only in accordance with the Company's management directives.

          (d) The Company has at all times been in compliance with all statutes, regulations and other legal requirements relating to export control and trade embargoes. No product sold or service provided by the Company during the last five years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or North Korea.

          (e) The Company has not violated the anti-boycott prohibitions contained in 50 U.S.C. Section 2401 et seq. or taken any action which can be penalized under Section 999 of the Code. Except as set forth in Schedule 4.24, during the last five years, the Company has not been a party to, is not a beneficiary under, and has not performed any service or sold any product under, any contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates, or the Republic of Yemen.

     4.25 Insider Interests. Except as disclosed on Schedule 4.25, to the Company's knowledge no present or former officer or director or "affiliate" or "associate" (as such terms are defined in Rule 405 under the Securities Act) of the Company has (a) any interest in any property used in or pertaining to the business of the Company, (b) any contract, commitment, arrangement or understanding with the Company other than those listed on Schedule 4.16 or (c) any equity interest (other than an investment in a publicly held corporation not exceeding one percent (1%) of the outstanding capital stock of such corporation) with any customer, competitor or supplier of the Company.

     4.26 Disclosure. No representation or warranty made by the Company or either Principal in this Article 4, and no statement contained elsewhere in this Agreement or in any schedule, exhibit, certificate, instrument or agreement delivered or to be delivered by the Company or either Principal to the Purchaser contains or will contain any untrue statement of fact or omits or will omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. All material facts known to the Company relative to the business, operations, properties, assets, liabilities (whether accrued, absolute, contingent or otherwise), financial condition and prospects of the Company have been disclosed to the Purchaser by the Company and the Sellers. Nothing in any Schedule to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Schedule identifies the exception with particularity and describes the relevant facts in detail.

     4.27 No Material Change. Since June 30, 2000, except as disclosed in any schedule or Financial Statements delivered by the Company to the Purchaser prior to the execution of this Agreement and incorporated herein, the Company has not (a) suffered any damage, destruction or loss (whether or not covered by insurance) exceeding $50,000 in the aggregate, (b) had any materially adverse change in its condition (financial or other), operations, business, business outlook or property (and no event has occurred that may result in such a material adverse change) or (c) done anything which, if done between the date hereof and the Closing Date, would violate any provision of Section 7.5 hereof.

     4.28 Conduct of Business. Except as set forth on Schedule 4.28 or in any schedule or Financial Statements delivered by the Company to the Purchaser prior to the execution of this Agreement and incorporated herein, since June 30, 2000 the Company has not (i) incurred any indebtedness for borrowed money; (ii) entered into any agreement requiring the maintenance of a specified net worth; (iii) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; (iv) made any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation; (v) mortgaged, pledged or otherwise subjected to any lien any of its assets or property; (vi) made any tax election or settled or compromised any federal, state, local or foreign income tax liability; (vii) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the June 30, 2000 balance sheet or incurred in the ordinary course of business consistent with past practices since the date thereof, (viii) cancelled, compromised, waived or released any right or claim outside the ordinary course of business or involving in the aggregate more than $25,000, (ix) increased the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company to, or made any other change in the terms of employment of, or made any loan to, or entered into any other transaction outside the ordinary course of business with, any of its directors, officers or employees, (x) declared or paid any dividend, declared payment, declared any split or made any other distribution (whether in cash, stock, property or any combination thereof) in respect of the Common Stock, or purchased, acquired or redeemed any shares of the Common Stock, or (xi) issued any stock options or warrants for the purchase of Common Stock.

                                 ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each Seller separately represents and warrants to the Purchaser as of the date hereof as set forth below in this Article V:

     5.1 Authorization; Binding Effect. Such Seller has all necessary right, power, authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by such Seller to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
This Agreement has been duly executed and delivered by such Seller and constitutes and, when executed and delivered, each of the other agreements to which such Seller is a party delivered or to be delivered to the Purchaser pursuant to this Agreement will constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. Such Seller is not and will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     5.2 No Conflicts, etc. Neither the execution and delivery by such Seller of this Agreement nor the consummation by such Seller of the transactions contemplated hereby nor compliance by such Seller with any of the provisions hereof will (a) violate, conflict with or result in a breach of any provision of, or, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of such Seller under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which such Seller is a party or by which such Seller or any of his properties may be bound or affected, (b) violate any order, writ, injunction, decree, judgment, law, rule, regulation or ruling of any court or governmental authority, federal, state, local or foreign, applicable to such Seller or any of his properties or (c) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except as disclosed on Schedule 5.2.

     5.3 Ownership of Stock. Such Seller has good and valid title to, and is the sole beneficial owner of, the shares of Common Stock set forth next to his name on Schedule 4.2 free and clear of any restriction on transfer, claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Such Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Common Stock (other than this Agreement or as set forth on Schedule 5.3). Except as set forth on Schedule 5.3, other than the Stockholder's Agreement of even date herewith between the Purchaser and such Seller, there is no voting trust, proxy or other agreement or understanding with respect to the voting of any of the Common Stock.

     5.4. Brokerage. Such Seller has not dealt directly or indirectly with any broker or finder in connection with the transactions contemplated herein, and such Seller agrees to indemnify and hold the Purchaser harmless in connection with any claim for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of such Seller or the Company in connection with the transactions contemplated herein

                                ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Except as set forth on the disclosure letter delivered by the Purchaser to the Company prior to the execution of this Agreement (the "Purchaser Disclosure Letter"), the Purchaser represents and warrants to the Sellers and the Company as of the date hereof as follows. All references to schedules in this Article VI are intended as references to Schedules of the Purchaser Disclosure Letter:

     6.1 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority (corporate and other) to own, operate and lease its properties and to conduct its business in the manner in which and in the places where such properties are owned or operated or leased and such business is now conducted.

     6.2 Authorization; Binding Effect. The Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes and, when executed and delivered, each of the other agreements to which the Purchaser is a party delivered or to be delivered to the Company or the Sellers pursuant to this Agreement will constitute, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

     6.3 No Conflicts, etc. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby nor compliance by the Purchaser with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the charter or by-laws of the Purchaser, (b) violate, conflict with or result in a breach of any provision of, or, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Purchaser under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which the Purchaser is a party or by which it or any of its properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, law, rule, regulation or ruling of any court or governmental authority, federal, state, local or foreign, applicable to the Purchaser or any Purchaser subsidiary or any of their respective properties, the violation of which would be material to the Purchaser and its subsidiaries, taken as a whole or (d) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except as disclosed on Schedule 6.3 hereto.

     6.4 Brokerage. The Purchaser has not dealt directly or indirectly with any broker or finder in connection with the transactions contemplated herein and the Purchaser agrees to indemnify and hold the Company and each of the Sellers harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of the Purchaser in connection with the transactions contemplated hereby.

     6.5  Taxes.

          (a) Except as disclosed on Schedule 6.5, the Purchaser has filed all income, franchise, sales and other tax returns, declarations, statements and reports of every nature, including any schedule or attachment thereto and including any amendment thereof ("Purchaser Tax Return") required to be filed by it accurately reflecting any and all taxes owing to the United States or any other government or any subdivision thereof, state or local, or any other taxing authority, and has paid in full or made or will make adequate provision as part of its current liabilities in the Financial Statements for the payment of all taxes with respect to all tax periods ending on or before the Closing Date (including penalties and interest) for which the Purchaser has or may have liability, whether or not shown on any Purchaser Tax Return. The Purchaser has delivered or made available to the Company copies of, and Schedule 6.5 contains a complete and accurate list of, all Purchaser Tax Returns filed by the Purchaser since December 31, 1999. Except as disclosed on Schedule 6.5, there is no unassessed tax deficiency proposed or to the knowledge of the Purchaser threatened against the Purchaser. There are, and will hereafter be, no net tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Purchaser with respect to any of the taxable periods ending on or before the Closing Date. The Purchaser is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as disclosed on Schedule 6.5, no claim has ever been made to the Purchaser by any authority in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (b) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign tax return of the Purchaser for any period. The federal income tax returns of the Purchaser were last audited by the Internal Revenue Service for the fiscal year ended December 31, 1984.
To the Purchaser's knowledge, no state, local or foreign taxing authority has ever audited any tax return or report filed therewith by the Purchaser. Proper amounts have been withheld by the Purchaser from its employees, independent contractors and other third parties in compliance with the tax withholding provisions of all applicable federal, state, local, foreign and other laws, and timely deposits have been made of all payroll taxes due. Payment has been timely made by the Purchaser of all estimated income taxes and other taxes of any kind due.

     The Purchaser has not filed any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. The Purchaser has not made any payments, is not obligated to make any payments and will not be so obligated by reason of the transactions contemplated hereby, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code. The Purchaser has disclosed on its federal income tax returns all positions taken therein that could give rise to an underpayment of federal income tax to which Section 6662 of the Code applies. The Purchaser is not a party to any tax allocation or sharing agreement.
The Purchaser has never been a member of an Affiliated Group within the meaning set forth in Section 1504(a) of the Code.

     6.6  Environmental, Health and Safety Matters

     Except as disclosed in Schedule 6.6:

          (a) The Purchaser is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Purchaser has no basis to expect, nor has it received, any actual or threatened order, notice, or other communication from (i) any governmental authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Purchaser, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (b) There are no pending or, to the knowledge of the Purchaser, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Facility.

          (c) The Purchaser has no knowledge of or any basis to expect, nor has it received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Purchaser have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (d) The Purchaser has no Environmental, Health, and Safety Liabilities with respect to any Facility or, to the knowledge of the Purchaser, with respect to (i) any Facility, or (ii) any property geologically or hydrologically adjoining any Facility.

          (e) There are no Hazardous Materials present on or in the Environment at any Facility or to the Purchaser's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither the Purchaser nor, to the knowledge of the Purchaser, any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility except in full compliance with all applicable Environmental Laws.

          (f) There has been no Release or, to the knowledge of the Purchaser, Threat of Release, of any Hazardous Materials at or from any Facility, or to the knowledge of the Purchaser any geologically or hydrologically adjoining property, whether by the Purchaser or any other person.

          (g) The Purchaser has delivered to the Company true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Purchaser pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by the Purchaser or any other person for whose conduct it is or may be held responsible, with Environmental Laws.

     6.7 No Registration Under Securities Act. The Purchaser understands that the Shares to be purchased by it at the Closing pursuant to the terms of this Agreement will not be registered under the Securities Act of 1933 (the "Securities Act"), in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless the Shares being acquired hereunder subsequently are so registered or qualify for exemption from registration under the Securities Act.

     6.8 Acquisition for Investment. The Shares are being acquired under this Agreement by the Purchaser in good faith solely for its own account, for investment and not with a view toward distribution within the meaning of the Securities Act. The Shares will not be offered for sale, sold or otherwise transferred by the Purchaser without either registration or exemption from registration under the Securities Act.

     6.9 Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act.


                                 ARTICLE VII
                                 COVENANTS

     7.1 Access to Properties and Records. Between the date of this Agreement and the Closing Date, the Company will provide the Purchaser and its accountants, counsel and other authorized representatives reasonable access to any and all premises, properties, contracts, commitments, books, records and other information (including, without limitation, tax returns filed and those in preparation and litigation and correspondence files) of the Company and will cause its officers and their independent certified public accountants and counsel to furnish to the Purchaser and its authorized representatives any and all financial, technical and operating data, including monthly financial statements accompanied by the certification of the Company's Chief Financial Officer, and other information pertaining to the business of the Company as the Purchaser shall from time to time request.

     7.2 Furnishing Information. The Company and the Sellers will furnish to the Purchaser and the Purchaser will furnish to the Sellers, promptly after the execution and delivery hereof, all the information concerning any party or the transactions contemplated hereby requested by the Purchaser or the Sellers, as the case may be, for inclusion in any statement or application made or to be made by the Purchaser or the Sellers to any governmental body in connection with the transactions contemplated by this Agreement. Following the execution of this Agreement, Purchaser shall make all such filings as required by the federal securities laws, including information as may be required in
Item 5 of the Form 8-K Current Report with the Securities and Exchange Commission. At all times at or before the Closing, Sellers, the Company and the Purchaser will not issue or make any reports, statements or releases generally to the employees, customers, suppliers or other persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the others

     7.3 Supplements to Schedules. From time to time prior to the Closing Date, the parties hereto each will promptly supplement or amend any Schedules delivered pursuant to this Agreement (a) if any matter hereafter arises which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or (b) if it becomes necessary to correct any information in any such Schedule which has become inaccurate. A supplement or amendment to any such Schedule shall not be effective to modify any supplemented or amended Schedule for purposes of the indemnification provisions of
Section 11.3, and no such supplement or amendment shall be considered in determining satisfaction of the conditions set forth in Article VIII or IX of this Agreement.

     7.4 Further Assurances. Consistent with the terms and conditions hereof, each party hereto agrees to use his, her or its best efforts to execute and deliver such instruments and take, or cause to be taken, such other action as is necessary or appropriate in order to satisfy the conditions set forth in Articles VIII and IX hereof and to carry out this Agreement and the transactions contemplated hereby as promptly as practicable and to obtain in a timely manner all waivers, consents and approvals of, and to make all filings with and notifications to, any third parties as are necessary in order to consummate the transactions contemplated by this Agreement.

     7.5 Conduct of Business of the Company Prior to the Closing Date. The Company agrees and, with respect to the last clause of paragraph (c) below and paragraph (d) below, each Seller, severally and not jointly, agrees that from the date hereof until the Closing Date and except as otherwise consented to or approved by an authorized officer of the Purchaser in writing or as required by this Agreement:

          (a) The business, operations, activities and practices of the Company shall be conducted only in the ordinary course and consistent with past practice and prudent business practice and in full compliance with applicable law;

          (b) No change shall be made in the charter or by-laws of the Company, other than pursuant to the Preferred Stock Purchase Agreement;

          (c) Other than pursuant to the Preferred Stock Purchase Agreement, (i) no change shall be made in the number of shares of authorized or issued capital stock of the Company, and (ii) no option, warrant, call, right, commitment or agreement of any character shall be granted or made by the Company relating to its authorized or issued capital stock; nor shall the Company issue, grant or sell any securities or obligations convertible into shares of capital stock of the Company; nor shall any Seller transfer any Stock except as a result of death;

          (d) Neither the Company nor any of its officers, directors or agents nor any Seller will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Company's Common Stock, assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the normal course)(any such transaction referred to hereinafter as an "Acquisition"); provided however, that the Company's Board of Directors may, to the extent reasonably necessary in the exercise of its fiduciary duties, entertain bona fide offers relating to an Acquisition (where bona fide offers include only offers of Acquisition for a stated amount with respect to which the potential acquirer has demonstrated financial capacity to consummate the offer). The Company will immediately notify the Purchaser regarding any contact between the Company or its representatives and any other person regarding any such offer or proposal or any related inquiry;

           (e) the Company will not (i) incur any indebtedness for borrowed money other than the current line of credit with Civic Bank;
(ii) enter into any agreement requiring the maintenance of a specified net worth other than under the current line of credit with Civic Bank;
(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; (iv) make any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation; (v) mortgage, pledge or otherwise subject to any lien any of its assets or property; (vi) make any tax election or settle or compromise any federal, state, local or foreign income tax liability; (vii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the March 31, 2001 balance sheet or incurred in the ordinary course of business consistent with past practices since the date thereof, (viii) cancel, compromise, waive or release any right or claim outside the ordinary course of business or involving in the aggregate more than $25,000, (ix) increase the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company to, or make any other change in the terms of employment of, or make any loan to, or enter into any other transaction outside the ordinary course of business with, any of its directors, officers or employees, or (x) declare or pay any dividend or declare payment or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of the Common Stock, or purchase, acquire or redeem any shares of the Common Stock;

          (f) the Company will use its best efforts to preserve its business organization intact, to keep available to itself the present services of its employees, and to preserve for itself the goodwill of its suppliers, customers and others with whom business relationships exist;


          (g) the Company will not make or amend or cancel any contracts of the nature required to be disclosed in writing pursuant to
Article IV hereof other than in the ordinary course of business, consistent with past practice;

          (h) the Company will notify the Purchaser as soon as practicable after the receipt of any notice that it has not performed all the current and past obligations involving $25,000 or more to be performed by it under any contract, agreement, commitment or instrument to which it is a party;

          (i) the Company will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or (except as otherwise contemplated by this Agreement including by this Section 7.5) which would cause any of the representations or warranties of the Company or the Sellers contained herein to be or become untrue or which would require any amendment or supplement to any Schedule; and

     7.6 Consents. Each of the parties will use his, her or its best efforts to obtain all permits, approvals, authorizations and consents of all governmental authorities and other third parties necessary or desirable (a) for the consummation of the transactions contemplated hereby and (b) for the continuing conduct after the Closing of the business of the Company as conducted by such entities in the ordinary course of business and consistent with past practices.

     7.7 Filings. As promptly as practicable after the date hereof, the Purchaser and the Sellers will file all documents and notifications with governmental or regulatory bodies which in the opinion of the Purchaser are necessary or appropriate for the consummation of the transactions contemplated hereby.

     7.8 Election of Directors. The Sellers shall take all actions reasonably necessary (a) to cause the Company's Board of Directors to nominate Martin A. Roenigk and Michael Deasey ("CompuDyne Nominees") to serve as Directors of the Company as of the Closing Date for terms of service to be the shorter of eighteen months or until such time as the Purchaser waives its rights under the Stockholders Agreements contemplated in Section 1.2 hereof, and (b) to hold a meeting of shareholders to vote upon such nominations. In addition, the Sellers shall cause the size of the Company's Board of Directors (the "Board") to be limited to seven (7) Directors, the balance of which, after the nomination and election of the CompuDyne Directors, shall include two (2) Directors who are employee officers of the Company and three (2) Directors who are independent (but who may be existing non-employee members of the Board). At the meeting of the Company's shareholders at which the election the CompuDyne Nominees will be voted upon, each of the Sellers shall vote all of his, her or its shares in favor of electing the CompuDyne Nominees to the Company's Board of Directors (the "Board").

     7.9 Committee Appointments. The Company shall form an Executive Committee to continue for the shorter of eighteen months or until such time as the Purchaser waives its rights under the Stockholders Agreements contemplated in Section 1.2 hereof and will appoint Bruce A. Kelling and Martin A. Roenigk as the only members of such committee. The Company shall further authorize the Executive Committee to create an Operations Consultant position to review and monitor the Company's operations, the specific duties of which are to be defined by the Executive Committee. The creation of, and delegation of duties to, the Executive Committee shall be as set forth in an amendment to the Company's By-laws in form and substance as set forth in Exhibit 7.9 attached hereto.

     7.10 Cooperation. The Company, the Sellers and the Purchaser shall take all commercially reasonable actions in a timely manner necessary or convenient in order to effect the satisfaction of the conditions to the obligations of the Purchaser contained in Article VIII hereof and the conditions to the obligations of the Company and the Sellers contained in Article IX hereof.

     7.11 Agreements Regarding Merger. As set forth in Section 1.3 hereof, the Sellers agree to execute the Stockholders Agreement by which each Seller agrees to vote all of each such Seller's shares of the Company's Capital Stock in favor of the Merger.

     7.12 [Intentionally Omitted]

     7.13 Amendment of Articles of Incorporation and Bylaws.  The
Company and each of the Sellers agree to take any and all steps necessary to cause the Company's Articles of Incorporation and Bylaws to be amended such that, as amended, the Articles of Incorporation and Bylaws will be substantially in the form attached hereto as Exhibits
7.13 and 7.9, respectively.

     7.14 Purchase of Common Stock. The Purchaser will make a tender offer ("Offer to Purchase") to all holders of the Company's Common Stock other than Sellers ("Offerees") to purchase from each Offeree a pro rata portion of the Shares at a price of $4.80 per share of Common Stock.
The Offer to Purchase shall be substantially in the form as set forth in
Exhibit 7.14 hereto. Each Offeree's pro rata portion of the Shares shall be equal to the number of shares of Common Stock tendered by such Offeree divided by the sum of (i) the total number of Participating Sellers' Shares and (ii) the total number of shares tendered by all Offerees.

     7.15 Vote of the Board of Directors and the Sellers. The Board of Directors has approved the Merger Agreement and recommended approval of same to the Sellers. Pursuant to the Stockholders Agreements, the Sellers have agreed to vote by written consent to approve the Merger Agreement and the Merger in their capacity as stockholders of the Company. At least five (5) days prior to the action of the Sellers by their written consent, the Company shall give notice to all of its stockholders of the action to be taken by consent by the Sellers with respect to the Merger Agreement.

                               ARTICLE VIII
              CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

     The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Purchaser except as otherwise provided by law:

     8.1 Representations and Warranties True. The representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at and as of the time of the Closing and shall then be true and correct, except as a result of (i) actions taken by any person or entity as expressly permitted hereby or (ii) any matters which in the aggregate have not had and will not have a material adverse effect on the business, properties, assets, results of operations, condition (financial or otherwise) or prospects of the Company or the value of or title to the Stock that the Purchaser has agreed to purchase pursuant hereto, and at the Closing the Sellers shall have delivered to the Purchaser a certificate to that effect signed by the President and the Chief Financial Officer of the Company and by each of the Sellers.

     8.2 Sellers' Performance. Each of the obligations of the Company and of each of the Sellers to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed by the Closing and at the Closing the Company shall have delivered to the Purchaser a certificate to that effect signed by the President and the Chief Financial Officer of the Company and by each of the Sellers.

     8.3 Opinion of Counsel to the Company and the Sellers. The Purchaser shall have been furnished with the opinions of Ober, Kaler, Grimes & Shriver and Hopkins & Carley, counsel to the Company and the Sellers ("Counsel for the Sellers"), dated the Closing Date, in the forms attached hereto as Exhibit 8.3.

     8.4 Absence of Litigation. No order, decree or ruling of any court shall have been entered and no action or proceeding before any court or governmental or regulatory authority or body shall have been instituted or threatened by any governmental or regulatory authority challenging the transactions contemplated hereby.

     8.5 Certificates. The Company and the Sellers shall have furnished the Purchaser with such certificates to evidence compliance with the conditions set forth in this Article VIII or otherwise facilitating the consummation of the transactions contemplated hereby as may be requested by the Purchaser.

     8.6 Balance Sheet. The Company shall have timely delivered to the Purchaser the Balance Sheet as of March 31, 2001.

     8.7 Waivers of Claims Against the Company. The Purchaser shall have received from each Seller and from each other person who is currently serving as a director or officer of the Company , a waiver, in form and substance acceptable to the Purchaser, of any and all claims against the Company, whether in connection with this Agreement and the transactions contemplated hereby or otherwise, other than (i) claims for liabilities reflected in the balance sheet as of March 31, 2001, or incurred in the ordinary course of business subsequent thereto, and
(ii) claims for indemnification.

     8.8 Consent of Purchaser's Lenders. The Purchaser shall have received consent to the consummation of the transactions contemplated in this Agreement, including without limitation the financing thereof, from its lender, LaSalle National Bank (or any replacement or supplemental financing source).

     8.9 Evidence of Non-Competition and Confidentiality. The Purchaser shall have received non-disclosure agreements from all managers and other key employees of the Company.

     8.10 No Material Adverse Change. The Company shall have suffered no material adverse change in its business or condition, financial or otherwise, from that previously disclosed to the Purchaser.

     8.11 Due Diligence. Purchaser shall have completed its due diligence review to the reasonable satisfaction of both Purchaser and its counsel.

     8.12 Appointment of Directors. The Sellers shall have taken all action reasonably necessary to cause the Company Board of Directors to nominate Martin A. Roenigk, and Michael Deasey ("CompuDyne Nominees") to serve as Directors of the Company as of the Closing Date and the CompuDyne Nominees shall have been elected to serve as Directors of the Company and the balance of the members of the Board shall have been elected as contemplated in Section 7.8.

     8.13 Amendment to By-laws and Articles of Incorporation. The Sellers shall have taken all steps necessary to cause the Company to have adopted, and the Company shall have adopted, the amendment to the Company's Articles of Incorporation and By-laws described in Sections
7.9 and 7.13 hereof and Exhibits 7.9 and 7.13 attached hereto, and Messrs. Kelling and Roenigk shall have been appointed to the Company's Executive Committee as contemplated in Section 7.9 hereof.

     8.14 Execution of Agreements Regarding Merger. The Sellers shall have executed the Stockholders Agreement, by which each Seller agrees to vote all of each such Seller's shares of the Company's Capital Stock in favor of the Merger.

     8.15 Conditions to Preferred Stock Purchase Agreement. Any and all of the conditions to the obligation of the Purchaser to consummate the transactions contemplated in the Preferred Stock Purchase Agreement shall have been satisfied.

                                 ARTICLE IX
       CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLERS

     The obligation of the Company and each of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Company and the Sellers as provided herein, except as otherwise provided by law:

     9.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects (except as otherwise contemplated by this Agreement), and at the Closing the Purchaser shall have delivered to Counsel for the Sellers a certificate to that effect signed by any two duly authorized officers.

     9.2 The Purchaser's Performance. Each of the obligations of the Purchaser to be performed by it on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with by the Closing and at the Closing the Purchaser shall have delivered to the Company and Counsel for the Sellers a certificate to that effect signed by any two duly authorized officers.

     9.3 Opinion of the Purchaser's Counsel. The Company and Counsel for the Sellers shall have been furnished with the opinion of Tyler Cooper & Alcorn, LLP, counsel to the Purchaser, dated the Closing Date, in the form attached hereto as Exhibit 9.3.

     9.4 Certificates. The Purchaser shall have furnished the Company and Counsel for the Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this
Article IX as may be reasonably requested by the Company or the Sellers.

     9.5 Absence of Litigation. No order, decree or ruling of any court shall have been entered and no action or proceeding before any court or governmental or regulatory authority or body shall have been instituted by any governmental or regulatory authority challenging the consummation of the transactions contemplated hereby.

     9.6 Indemnification for Personal Guarantees. The Purchaser shall have indemnified Bruce Kelling and Thomas Dewey ("Guarantors") in accordance with that certain Indemnity Agreement-Existing Obligations in form and substance as set forth in Exhibit 9.6 attached hereto.

     9.7 Closing on Purchase of Preferred Stock. The Purchaser and Company shall have satisfied all of the conditions necessary to permit the closing of the purchase by the Purchaser of the Company's 7.5% Preferred Stock pursuant to the terms of the Preferred Stock Purchase Agreement simultaneously with the Closing of the transaction contemplated by this Agreement.

     9.8 Tender Offer. The Purchaser shall have accepted for payment the Shares tendered to the Purchaser as contemplated in Section 7.14 and made provision for payment for the Tender Shares in accordance with the requirements applicable to the tender offer.


                                ARTICLE X
                               TERMINATION

     10.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing Date:

         (a)  by the mutual consent of the Purchaser and the Sellers; or

         (b)  by the Purchaser if any of the conditions set forth in
Article VIII hereof shall have become impossible to fulfill for reasons beyond the control of the Purchaser, and shall not have been waived by the Purchaser; or

         (c)  by the Sellers, if any of the conditions set forth in
Article IX hereof shall have become impossible to fulfill for reasons beyond the control of the Sellers, and shall not have been waived by the Sellers; or

         (d) by the Purchaser, if there shall have been a material misrepresentation or breach of warranty in the representations and warranties of the Company or the Sellers set forth in this Agreement; or

         (e) by the Purchaser, if a material breach of any provision of this Agreement has been committed by the Company or any Seller and shall not have been waived by the Purchaser; or

         (f) by the Sellers, if a material breach of any provision of this Agreement has been committed by the Purchaser and shall not have been waived by the Sellers; or

         (g) by the Purchaser, if the Closing has not occurred on or before May 31, 2001, or such later date as the Purchaser and the Sellers may agree upon, unless the Purchaser is in material breach of this Agreement; or

         (h) by the Sellers, if the Closing has not occurred on or before May 31, 2001 or such later date as the Sellers and the Purchaser may agree upon, unless any Seller or the Company is in material breach of this Agreement.

     10.2 Effect of Termination. Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                             ARTICLE XI
                            MISCELLANEOUS

     11.1 Expenses. Except as otherwise indicated in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     11.2 Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements of the parties contained herein or in any schedule or certificate delivered pursuant hereto shall survive the Closing and continue in full force and effect, regardless of any knowledge or reason to know which any party may have had with respect to any misrepresentation or breach of warranty or covenant at the time of the Closing. The representations and warranties of the Purchaser shall expire on the date two years after the Closing Date. The representations and warranties of the Company and each of the Sellers shall expire on the later of (i) eighteen months after the Closing Date and (ii) six months after the Effective Date of the Merger, except that (a) the representations and warranties contained in Section 4.7 shall expire with the applicability of the respective statutes of limitations (as extended by agreement or otherwise), and
(b) the representations and warranties contained in Section 4.8 shall not expire.

     11.3  Indemnification.

         (a) Each Seller agrees to indemnify and hold harmless, in an individual amount not to exceed such Seller's pro rata share of the Purchase Price, the Purchaser and the Company from and against any and all loss, costs, damages and expenses (including court costs and attorneys' fees and expenses) which the Purchaser or the Company may sustain resulting from, arising out of, relating to or caused by (i) any breach by such Seller of any covenant or other agreement of such Seller contained herein and to be performed on or before the Closing, or (ii) any breach of any representation or warranty made by such Seller in
Article V herein or in any certificate delivered pursuant to Article V of this Agreement.

         (b) The Company agrees to indemnify and hold harmless the Purchaser from and against any and all loss, costs, damages and expenses (including court costs and attorneys' fees and expenses) which the Purchaser may sustain resulting from, arising out of, relating to or caused by (i) any breach by the Company of any covenant or other agreement of the Company contained herein and to be performed on or before the Closing, or (ii) any breach of any representation or warranty made by the Company herein or in any certificate delivered pursuant to this Agreement. For purposes of this Section 11.3(b), the Purchaser's loss, costs, damages and expenses (i) shall be 15.2% of the aggregate amount of the loss, costs, damages and expenses resulting from the Company's breach, (ii) shall be deemed to be zero except to the extent, if any, that the cumulative amount of the loss, costs, damages and expenses resulting from the Company's breaches exceed $500,000 and
(iii) shall be deemed to be zero to the extent that the Purchaser has been indemnified with respect to the same loss, cost, damage or expense pursuant to the Preferred Stock Purchase Agreement.


         (c) Each Principal agrees to indemnify and hold harmless the Purchaser, in an individual amount not to exceed (i) as to any individual item of the Purchaser's loss, cost, damage or expense, the percentage of such item which is equal to such Principal's percentage share of the Company's Common Stock, and (ii) in the aggregate, such Principal's share of the Purchase Price, to the extent not indemnified by the Company under Section 11.3(b), it being understood that the Purchaser shall seek indemnification from the Company prior to seeking indemnification from the Principals, from and against any and all loss, costs, damages and expenses (including court costs and attorneys' fees and expenses) which the Purchaser may sustain resulting from, arising out of, relating to or caused by (i) any breach by the Company of any covenant or other agreement of the Company contained herein and to be performed on or before the Closing, or (ii) any breach of any representation or warranty made by the Company herein or in any certificate delivered pursuant to this Agreement, For purposes of this
Section 11.3(c), the Purchaser's loss, costs, damages and expenses (i) shall be 13.2% of the amount of the loss, costs, damages and expenses resulting from the Company's breach, and (ii) shall be deemed to be zero except to the extent, if any, that the cumulative amount of the loss, costs, damages and expenses resulting from the Company's breaches exceeds $500,000 and (iii) shall be deemed to be zero to the extent that the Purchaser has been indemnified with respect to the same loss, cost, damage or expense pursuant to the Preferred Stock Purchase Agreement.

          (d) The Purchaser agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages and expenses (including court costs and attorneys' fees and expenses) which the Company may sustain resulting from, arising out of, relating to or caused by (i) any breach by the Purchaser of any covenant or other agreement of the Purchaser contained herein and to be performed on or before the Closing, or (ii) any breach of any representation or warranty made by the Purchaser herein or in any certificate delivered pursuant to this Agreement. No party shall be deemed to waive any claim for indemnification hereunder by reason of its knowledge or reason to know, prior to the occurrence of the Closing, of any such non-compliance, non-performance, inaccuracy or breach.

          (e) If an indemnified party under this Section 11.3 receives notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any action or proceeding which may give rise to an obligation of another party to this Agreement to indemnify such indemnified party (a "Third Party Claim"), such indemnified party shall give such other party reasonably prompt written notice thereof but in any event not later than 60 days after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if practicable, of the indemnifiable loss that has been or may be sustained by such indemnified party. Such other party may elect to assume the defense of any Third Party Claim, at such indemnifying party's own expense and by such indemnifying party's own counsel and such indemnified party shall cooperate in good faith in such defense and such indemnifying party shall fully inform and consult with such indemnified party. If such indemnifying party has assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement of such Third Party Claim recommended by the indemnifying party which settlement by its terms discharges the indemnified party from any liability with respect to such Third Party Claim

          (f) Notwithstanding any other provisions herein to the contrary, in the event that any charge, complaint, claim, demand, or notice is made against or served upon the Company which if true would constitute a breach of the representation made in Section 4.11(b), (i) the Company shall be responsible for any and all costs of defending against such charge, complaint, claim, demand, or notice (including court costs and attorneys' fees and expenses) in the event that a judgment or other finding of fault is entered against the Company by a court, arbitrator or other tribunal or the matter is settled without the Purchaser's prior written consent; and (ii) the Purchaser shall be responsible for any and all costs of defending against such charge, complaint, claim, demand, or notice (including court costs and attorneys' fees and expenses) in the event that a judgment or other finding of fault is not entered against the Company by a court, arbitrator or other tribunal or the parties settle the matter with the prior written consent of the Purchaser.

          (g) The indemnities provided for in this Section 11.3 shall expire eighteen months after the Closing Date (unless an indemnification obligation hereunder arises from a breach of a representation or warranty contained herein, in which case such indemnification obligation shall expire concurrently with the expiration of the survival period of such representation or warranty). No claim for indemnification hereunder shall be effective unless it is asserted in writing prior to the expiration of the related indemnity.

          (h) The indemnity provisions in this Agreement, the Preferred Stock Purchase Agreement of even date herewith and the Merger Agreement are intended by the parties to provide a single, integrated source of indemnity. Accordingly, the provisions in subsections (b) and (c) hereof and in Section 11.3(a) of the Preferred Stock Purchase Agreement with respect to the amount of cumulative losses, costs, damages and expenses, being deemed to be zero except to the extent that they exceed $500,000 on a cumulative basis, and the definition of "Unindemnified Common Stock Purchase Agreement Loss" contained in the Merger Agreement, shall be applied by taking into account the losses, cost, damages, and expense, and the $500,000 threshold only once, such that (i) the Purchaser may seek indemnification in accordance with each such agreement with respect to any such losses in a cumulative amount in excess of $500,000 regardless of whether it seeks such indemnification pursuant to the provisions of this Agreement or the Preferred Stock Purchase Agreement, or through a reduction in the consideration payable by the Purchaser pursuant to the Merger Agreement, or any combination thereof, and (ii) the Purchaser may recover only once for any such losses.

          (h) In determining whether or not the Company, a Principal or a Seller shall have breached a representation or warranty made herein for the purpose solely of determining all losses, costs, damages and expenses for which the Purchaser shall be entitled to indemnification pursuant to this Section 11.3, all representations and warranties shall be deemed to have been made without respect to the materiality thereof and all representations and warranties set forth in Section 4.7, 4.11(d), 4.11(e) and 4.12 shall be deemed to have been made without respect to the knowledge of the Company or the Principals, as applicable.

     11.4 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11.5 Notices. All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to the Purchaser, to:

CompuDyne Corporation
7249 National Drive
Hanover, Maryland 21076
Attention:  President
Telephone:  410-712-0275
Telecopy:  410-712-0677

Copy to:

Tyler Cooper & Alcorn, LLP
185 Asylum Street
CityPlace - 35th Floor
Hartford, Connecticut   06103-3488
Attention:  Robert J. Metzler, Esquire
Telephone:  (860) 725-6200
Telecopy:  (860) 278-3802

If to the Company, to:

Tiburon , Inc.
39350 Civic Center Drive
Suite 280
Fremont, CA 94538
Attention:  Bruce A. Kelling
Telephone:  (510)792-2108
Telecopy:  (510)792-2897

Copy to:

Ober, Kaler, Grimes & Shriver
Fifth Floor
1401 H Street, N.W.
Washington, D.C. 20005-2110
Attention:  Stephen L. Parker, Esquire
Telephone:  (202)408-8400
Telecopy:  (202)408-0640

If to the Sellers:

  To each Seller at the address shown on Exhibit 11.5 attached hereto.

or such other address as shall be furnished in writing by any party to each of the other parties hereto.

     11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (including by way of a change in control of any such party) without the prior written consent of the others, except that the Purchaser may assign all its rights and interests but not its obligations hereunder to a wholly-owned subsidiary of the Purchaser, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. No assignment of this Agreement or any rights hereunder shall relieve any party hereto of its obligations hereunder, all of which shall remain recourse to the assigning party.

     11.7 Complete Agreement. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto, contains the entire understanding of the parties with respect to this Agreement and the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

     11.8 Amendments and Waivers. The parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of the Purchaser by a person authorized to sign such amendment or waiver and by the Sellers.

     11.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.10 Counterparts. This Agreement and the related agreements referred to herein may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.11 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or benefits or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any other third persons any right of subrogation or action against any party to this Agreement.

     11.12 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP.

     11.13 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

     11.14 Action by the Sellers. Any action permitted to be taken by the Sellers pursuant to Article IX or Article X of this Agreement shall be effective if it is approved in writing by Sellers owning more than 50% of the total Common Stock owned by all of the Sellers.

     11.15 Knowledge Qualifiers. Knowledge of the Company or the Purchaser shall be deemed, for purposes of Articles IV and VI of this Agreement, to include the knowledge (including matters such person, in the exercise of his responsibilities, had a duty to inquire about) of officers, directors and other representatives of the Company set forth on Schedule 11.15 hereof, and of the officers and directors of the Purchaser on the date hereof and on any other date, including the Closing Date, on which a representation or warranty is given hereunder.


     IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be executed by their respective duly authorized officers and each of the Sellers has executed this Agreement, as of the day and year first above written.

                             COMPUDYNE CORPORATION


[Corporate Seal]             By_________________________

                             Its________________________

Attest


                             TIBURON, INC.


                             By_________________________

                             Its________________________
THE SELLERS:


______________________________           ______________________________
Bruce A. Kelling                         Thomas Dewey


________________________________         ______________________________
Thomas Dewey & Brookes Dewey,            Hambrecht & Quist Guaranty
as Joint Tenant                          Finance, LLC


________________________________         ______________________________
John R. King                             Gary Schwarzman


________________________________         ______________________________
Samuel A. Schwarzman                     William P. Person & Margaret
                                         H. Person, as Trustee


________________________________         ______________________________
Leland Hague                             Jimmie D. Zinn



________________________________          _____________________________
Paul A. Nocero, as Trustee of The         Robert P. Shumate & Sara H.
Nocero Family Revocable Trust             Robertson, as Joint Tenants


________________________________          _____________________________
Smith Barney Inc. Rollover                Smith Barney Inc. Rollover
Custodian FBO Robert P. Shumate           Custodian FBO Sara H.
                                          Robertson


________________________________
Gary T. Bunyard